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                     January 11, 2022

       Jes  s Llorca
       Chief Financial Officer
       SEACOR Marine Holdings Inc.
       12121 Wickchester Lane
       Suite 500
       Houston, TX 77079

                                                        Re: SEACOR Marine
Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 12,
2021
                                                            File No. 001-37966

       Dear Mr. Llorca:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation